EXHIBIT 99.1

Klondex Advises Paramount of its Decision to Terminate Agreement

OTTAWA, ONTARIO--(Marketwire - 09/24/09) - Paramount Gold and Silver Corp. (NYSE:PZG - News)(TSX:PZG - News)(Frankfurt:P6G - News)(WKN: A0HGKQ) ("Paramount") announced today that it has been advised by Klondex Mines Limited ("Klondex") that the Klondex board of directors has withdrawn its support and therefore breached its binding letter agreement of July 20, 2009 ("Agreement") in which it had agreed to support a combination of the two companies on the basis of 1.45 shares of common stock of Paramount for each common share of Klondex ("Transaction").

Paramount CEO Chris Crupi said "the decision by the Klondex board of directors to withdraw its support and breach the July 20, 2009 letter agreement between Paramount and Klondex triggers a break fee of US$2.85 million payable to Paramount as set out in this agreement. We believe that Paramount may also be entitled to significant damages resulting from the Klondex board of directors decision."

Klondex claims that it is not proceeding with the Agreement due to an alleged misstatement of material facts by Paramount in Paramount's NI-43-101 Technical Report dated November 20, 2008. Paramount specifically and emphatically rejects these allegations, noting that the issues raised by Klondex with respect to the Paramount NI-43-101 Technical Report are minor, not material and have no adverse impact on the valuation of Paramount. "This is a frivolous claim designed to entrench Klondex management without having to pay the break fee that would otherwise be due on termination of Paramount's letter agreement with Klondex," said Mr. Crupi. As a show of good faith, Paramount engaged the Qualified Persons who authored the November 2008 Technical Report to assess Klondex's stated concerns, and this updated Technical Report was filed on SEDAR on September 17, 2009. The authors concluded that Paramount's mineral resource did not require restatement in response to Klondex's allegations because the potential variances were "small amounts ... within the margin of error in such estimates. Thus they are of little practical consequence."

"We are now considering all of our options in connection with Klondex's breach of Paramount's letter agreement with Klondex," said Mr. Crupi.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the status of the Transaction, potential for significant damages for Klondex payable to Paramount, Paramount's considerations of all options available to it under the Letter Agreement and otherwise and any other statements about Paramount or Klondex managements' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: the ability of the parties to consummate the Transaction and satisfy the conditions thereunder;

legal and other remedies available to Paramount and the success of any action taken by Paramount; the impact of any actions taken by any other party to complicate, delay or prevent the Transaction or any other actions taken by Paramount; and the other factors described in Paramount's Annual Report and Annual Information Form on Form 10-K for the year ended June 30, 2008 and its most recent quarterly reports filed with the SEC available on www.sec.gov and applicable Canadian securities regulators available on www.sedar.com. Except as required by applicable law, Paramount disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contact:

Contacts:
Paramount Gold and Silver Corp.
Christopher Crupi, CEO
866-481-2233 / 613-226-9881